Exhibit 10.8

EINSTEIN NOAH RESTAURANT GROUP, INC.

EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS

RESTRICTED STOCK/RESTRICTED STOCK UNITS AGREEMENT

THIS AGREEMENT made as of this             day of                     , 201        , between Einstein Noah Restaurant Group, Inc., a Delaware corporation (together with its Affiliated Corporations, except where the context otherwise requires, the Company), and the PARTICIPANT.

1.	Grant of Restricted Stock/Restricted Stock Units

Pursuant to the Einstein Noah Restaurant Group, Inc. Equity Plan for Non-Employee Directors (the Plan) and subject to the terms and conditions of this Agreement, the Company hereby grants to the Non-Employee Director                  [shares of restricted stock] [restricted stock units which shall correspond in amount and value to one share of common stock of the Company]. The grant is made as of                         , 20         (the Effective Date).

2.	Requirements for Exercise; Vesting

The Restricted Stock/Restricted Stock Units shall vest     [time]              after date of grant, except upon an occurrence as provided in the Plan under Article IV, paragraph 4.3(d), Impact of Termination of Directorship During Vesting Period, or Article VI, Corporate Reorganization; Change of Control.

3.	Settlement of Restricted Stock/Restricted Stock Units.

Upon the date of vesting of restricted stock, the shares of Stock will be released to the Non-Employee Director’s personal account with the Company’s third party administrator, Solium Capital, Inc. Restricted stock units will be settled in shares of Stock on the date the restricted stock units vest and become nonforfeitable, and the Stock will be released to the Non-Employee Director’s personal account with the Company’s third party administrator, Solium Capital, Inc. Each personal account is accessible 24/7 via Solium’s website at www.solium.com/login or by using the toll free telephone number at 877-380-7793. Notice of subsequent changes to the Plan administrator will be forwarded to the Non-Employee Director pursuant to subparagraph 4.1 below.

4.	Voting Rights and Dividend Rights/Dividend Equivalents.

4.1 Voting Rights. A Non-Employee Director shall have voting rights for any shares of restricted stock granted to a Non-Employee Director with respect to those shares during the Vesting Period. A Non-Employee Director shall not have voting rights with respect to any RSUs granted hereunder or the shares corresponding to any RSUs granted hereunder.

4.2 Dividend Rights/Dividend Equivalents. Non-Employee Directors will not be entitled to receive dividends/dividend equivalents on shares of unvested Restricted Stock/RSUs held on the applicable dividend record date.

5.	Miscellaneous

5.1 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by first class registered or certified mail, postage prepaid, or by personal delivery to the appropriate party, addressed:

(i) If to the Company, to Attn: Chief Legal Officer, Einstein Noah Restaurant Group, 555 Zang Street, Suite 300, Lakewood, CO 80228, or at such other address as may have been furnished to the Option Holder in writing by the Company; or

(ii) If to the Non-Employee Director, at the address set forth in the Company’s accounts payable files, or at such other address as may be furnished to the Company by the Non-Employee Director.

Any such notice shall be deemed to have been given as of the second day after deposit in the United States mails, postage prepaid, properly addressed as set forth above, in the case of mailed notice, or as of the date delivered in the case of personal delivery.

6.	Conflicts

This Agreement incorporates all of the terms of the Plan and in the event of a conflict between the terms of the Plan and this Agreement, the terms of this Plan shall prevail. The Non-Employee Director acknowledges, by entering into this Agreement, that he/she is bound by the terms of the Plan.

7.	Amendment

Except as provided under the Plan, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Non-Employee Director.

8.	Defined Terms

Capitalized terms shall have the meaning set forth in the Plan or herein, as the case may be.

9.	Compliance with Securities Laws

This Agreement shall be subject to the requirement that if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares of Stock subject to the grant upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of such shares thereunder, the grant may not be exercised or settled in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or obtain such listing, registration or qualification. Any Stock received pursuant to the exercise of an Option or settled upon vesting of Restricted Stock/Restricted Stock Units shall be subject to all state and federal laws and the consent and approval of any governmental or regulatory bodies, and may not be held, sold, transferred or otherwise disposed of contrary to any state or federal law, or without the consent or approval of all necessary governmental or regulatory bodies.

10.	Construction; Severability

The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

11.	Waiver

Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Company or the Committee appointed under the Plan, but only to the extent permitted under the Plan.

12.	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Company and the Non-Employee Director and their respective heirs, executors, administrators, legal representatives, successors and assigns.

13.	Right to Continue Services

Nothing contained in this Agreement shall be construed as giving the Non-Employee Director any right to be retained as a member of the Board of Directors and this Agreement is limited solely to governing the rights and obligations of the Non-Employee Director with respect to the Stock Options and Restricted Stock/Restricted Stock Units.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EINSTEIN NOAH RESTAURANT GROUP, INC.

By

NON-EMPLOYEE DIRECTOR